Exhibit 5.2

[Miller Wells PLLC Letterhead]

September 23, 2013

Armstrong Energy, Inc.

7733 Forsyth Boulevard, Suite 1625

St. Louis, Missouri 63105

Re:	Armstrong Energy, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel in the State of Kentucky to each of Armstrong Logistics Services, LLC (“Logistics”), a Kentucky limited liability company and an indirect, wholly owned subsidiary of Armstrong Energy, Inc. (the “Issuer”), and Western Land Company, LLC (“Western Land”), a Kentucky limited liability company and an indirect, wholly owned subsidiary of the Issuer, in connection with the registration statement on Form S-4 (the “Registration Statement”) of the Issuer, Logistics, Western Land and each other subsidiary of the Issuer named on Schedule I hereto (collectively, the “Guarantors” and together with the Issuer, the “Registrants”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder. The Registration Statement relates to the registration under the Securities Act of the Issuer’s 11.75% Senior Secured Notes Due 2019 ($200,000,000 aggregate principal amount) (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Exchange Guarantees”).

The Exchange Notes and the Exchange Guarantees are to be offered in exchange for the Issuer’s outstanding 11.75% Senior Secured Notes Due 2019 ($200,000,000 aggregate principal amount) issued on December 21, 2012 (the “Outstanding Notes”) and the guarantees of the Outstanding Notes by the Guarantors (the “Initial Guarantees”). The Exchange Notes and the Exchange Guarantees will be issued by the Issuer in accordance with the terms of the indenture (the “Indenture”), dated as of December 21, 2012, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	the Registration Statement; and

2.	the Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Logistics and of Western Land and such agreements, certificates of public officials, certificates of officers or other representatives of Logistics and of Western Land and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to the opinions and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Issuer and (ii) statements and certifications of public officials and others. We

September 23, 2013

have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

(i) Each of Logistics and Western Land is validly existing as a Kentucky limited liability company and in good standing.

(ii) Each of Logistics and Western Land has the power and capacity to execute and deliver the Indenture, and all necessary action has been taken on the part of Logistics and Western Land, respectively, to authorize the execution and delivery of the Indenture and the performance by Logistics and Western Land of its respective obligations thereunder.

(iii) The Indenture has been duly authorized, executed and delivered by each of Logistics and Western Land.

The opinions expressed herein are limited in all respects to the laws of the State of Kentucky, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.

This opinion letter is rendered to you in connection with the transactions contemplated by the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. Armstrong Teasdale LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Issuer, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Miller Wells PLLC

SCHEDULE I

Subsidiary Guarantors

Name	Jurisdiction of Incorporation or Organization
Armstrong Air, LLC	Delaware
Armstrong Coal Company, Inc.	Delaware
Armstrong Energy Holdings, Inc.	Delaware
Armstrong Logistics Services, LLC	Kentucky
Western Diamond LLC	Nevada
Western Land Company, LLC	Kentucky